Wyoming Secretary of State State Capitol Building, Room 110 200 West 24th Street Cheyenne, WY 82002-0020 Ph. 307.777.7311 Fax 307.777.5339 Email: Business @wyo.gov	Max Maxfield, WY Secretary of State FILED: 01/23/2014 03:19 PM Original ID: 2002-000430642 Amendment ID: 2014-001575061
Profit Corporation
Articles of Amendment

1.	Corporation name:
Nation Energy Inc.
2.	Article(s) 4 is amended as follows:
Number and class of shares of the corporation will have the authority to issue:
5,000,000,000 shares of common stock, with no par value
Number and class of shares which are entitled to receive the net assets upon dissolution:
5,000,000,000 shares of common stock, with no par value
3.
If the amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself which may be made upon facts objectively ascertainable outside the articles of amendment.

Not Applicable.
4.	The amendment was adopted on December 9, 2013.
5.
If the amendment was adopted by the incorporators or board of directors without shareholder approval, a statement that the amendment was duly approved by the incorporators or by the board of directors as the case may be and that shareholder approval was not required.

Not Applicable.

OR

If approval was required by the shareholders, a statement at the amendment was duly approved by the shareholders in the manner required by this act and by the articles of incorporation.

The amendment was duly approved by the shareholders in the manner required by  the act and by the articles of incorporation.

Signature:	/s/ John R. Hislop	Date:	December 9, 2013
Print Name:	John R. Hislop
Title:	President, Chief Executive Officer, Chief
Financial Officer, Secretary and Director
Daytime Phone	Number: 604.331.3359	Email:	jhislop@14u.org

Checklist
☑ Filing Fee: $50.00  Make check or money order payable to Wyoming Secretary of State.
☑ The articles of Amendment may be executed by the Chairman of the Board, President or another of its officers.
☑ Please submit one originally signed document and one exact photocopy of the filing.